UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 33-85492


                             CP LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

                             6160 SOUTH SYRACUSE WAY
                           GREENWOOD VILLAGE, CO 80111
                                 (303) 741-3707
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                           8.50% SENIOR NOTES DUE 2005
                          7.125% SENIOR NOTES DUE 2011
                MANDATORY PAR PUT REMARKETED SECURITIES DUE 2014
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es)to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [ ]                 Rule 12h-3(b)(1)(i)     [X]
Rule 12g-4(a)(1)(ii)     [ ]                 Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(2)(i)      [ ]                 Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(ii)     [ ]                 Rule 12h-3(b)(2)(ii)    [ ]
                                             Rule 15d-6              [ ]


 Approximate number of holders of record as of the certification or notice date:

               8.50% SENIOR NOTES DUE 2005:                         0
               7.125% SENIOR NOTES DUE 2011:                        5
               MANDATORY PAR PUT REMARKETED SECURITIES DUE 2014:    4

         Pursuant to the requirements of the Securities Exchange Act of 1934, CP Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: October 21, 2003


                                        CP LIMITED PARTNERSHIP

                                        By:/s/ PATRICK C. ZILIS
                                           ------------------------------
                                           Name:  Patrick C. Zilis
                                           Title: Senior Vice President